                                                                    EXHIBIT 99.2


Celera Contacts:  Media & Investors               European Media and Investors
                  Rob Bennett                     David Speechly, Ph.D.
                  (+1)240.453.3990                (UK) (+44)207.868.2012
                  robert.bennett@celera.com       speechdp@celera.com


CELERA GENOMICS REPORTS SECOND QUARTER FISCAL 2003 RESULTS


ROCKVILLE, MD - January 23, 2003 - Celera Genomics Group (NYSE: CRA), an Applera Corporation business, today reported results for the second quarter of fiscal year 2003 ended December 31, 2002. All per share amounts refer to per share of Applera Corporation-Celera Genomics Group Common Stock.

For the recently completed quarter, Celera Genomics reported a net loss of $16.1 million, or $0.23 per share, compared to $117.9 million, or $1.82 per share, in the same period last year. Results for the prior year quarter included a $99.0 million non-cash charge for acquired in-process R&D related to the November 2001 acquisition of Axys Pharmaceuticals. In the recently completed quarter, lower SG&A expenses and higher Online/Information Business operating income were partially offset by increased R&D expenses, lower interest income, and higher development expenses within the Celera Diagnostics joint venture. Revenues for the quarter decreased to $22.9 million from $35.0 million for the same quarter in fiscal 2002, primarily due to Celera's decision not to pursue additional sequencing service business. At the end of the quarter, the Group's cash and short-term investments were approximately $840 million. The decrease of $41 million from the prior quarter included the conversion of $17 million of short-term investments to long-term investments.

Online/Information Business revenue was $20.3 million for the quarter, compared to $17.3 million in the same period last year. Operating income for the Online/Information Business was $9.3 million compared to $1.5 million in the same period last year due to the combination of higher revenues and reduced operating expenses.

For the six months ended December 31, 2002, Celera reported a net loss of $35.8 million, or $0.50 per share, compared to $133.5 million, or $2.11 per share for the same period last year. Last year's results included the non-cash charge for acquired in-process R&D mentioned above. R&D expenses increased to $65.5 million, compared to $58.4 million in the same period last year, reflecting increased spending on therapeutic discovery and development programs, including programs acquired with Axys. Revenues for this six-month period were $46.5 million compared to $62.3 million for the first half of fiscal 2002. Year to date, Online/Information Business revenue was $40.9 million and operating income was $18.4 million, compared to $34.3 million and $3.6 million, respectively, for the first half of fiscal 2002.

"Celera Genomics has completed hiring its senior management team and its efforts are fully focused on drug discovery and development," said Tony L. White, Applera's Chief Executive Officer. "Celera has communicated a business plan based on the advancement of its therapeutic pipeline, as well as its target discovery and validation programs, that we believe is both clear and achievable."

"Under the leadership of Dr. Jim Yee, our recently hired Head of Development, we are now expanding our development organization to allow us to move selected drug programs forward on our own account," said Kathy Ordonez, President, Celera Genomics. "Our long-term vision entails leveraging the combination of capabilities within Celera Genomics and Celera Diagnostics to practice genomic-based targeted medicine."

Recently, Celera Genomics has focused its proteomics effort exclusively on the identification of differentially expressed cell surface proteins, the class of proteins believed to represent the most promising targets for near term drug candidates via therapeutic antibodies. Celera Genomics has identified differentially expressed proteins on the surface of pancreatic cancer cells that are undergoing further validation to confirm their viability as targets. The proteomics effort is currently focused on lung cancer and should move on to colon cancer by the end of the calendar year.

Celera Genomics Outlook

Celera Genomics intends to advance its most promising small molecule compounds, such as tryptase inhibitors for asthma and allergic rhinitis and its Factor VIIa inhibitors for anticoagulation, forward into clinical development. Celera anticipates that at least one of its compounds, most likely one of its partnered compounds, could enter clinical trials during calendar 2003. In addition, Celera Genomics plans to initiate at least one new preclinical development program and to make significant progress in building its development organization to support these programs during the coming year.

Celera Genomics has obtained pilot-scale quantities of its lead asthma compound, and plans to initiate additional toxicology and safety evaluations during the third quarter of fiscal 2003. IND-enabling studies with these asthma compounds are anticipated in calendar 2003, pending analysis of the data from these additional evaluations.

The financial outlook for Celera Genomics for fiscal 2003 is as follows:

o Fiscal 2003 Cash Burn: Celera Genomics' cash use is expected to be between $75 and $85 million, reflecting reductions in SG&A expenses and increased operating margin from the Online/Information Business arrangement with Applied Biosystems, and including Celera Genomics' portion of the funding for the Celera Diagnostics joint venture. This outlook excludes the recent conversion of $17 million of short-term investments to long-term investments.

o Fiscal 2003 Expenses: The Group anticipates R&D expenses to be in the range of $130 to $140 million, including approximately $10 million for the Group's share of the Applera Genomics Initiative. A larger portion of R&D expenses should support development activities as the year progresses. SG&A expenses are expected to be between $30 and $35 million. Pre-tax losses related to the Celera Diagnostics joint venture are expected to be approximately $50 to $60 million.

o Fiscal 2003 Revenue: Celera Genomics anticipates total revenues between $85 and $95 million. Revenues from CDS subscriptions and from Knowledge Business royalties are expected to be between $75 and $80 million.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture outlook below, reflect management's current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, reported fiscal second quarter 2003 revenues of $7.8 million, compared to $1.9 million in the same period last year. For the six months ended December 31, 2002, reported revenues were $10.8 million compared to $3.7 million in the same period last year. Reported revenues include equalization revenue from Abbott Laboratories resulting from the profit-sharing alliance between Abbott and Celera Diagnostics, and fluctuate from period to period due, in part, to differences in relative expenses between the alliance partners. End-user sales of products manufactured by Celera Diagnostics were $5.0 million and $8.9 million in the fiscal second quarter and six-month periods ended December 31, 2002, respectively, compared to $2.2 million and $4.6 million in the year-earlier periods. These increases were primarily due to adoption of its cystic fibrosis reagents by several large reference labs.

Net cash use was $11.5 million in the second quarter of fiscal 2003 compared to $8.5 million in the second quarter of fiscal 2002. The pre-tax loss for the quarter was $9.9 million, compared to $8.5 million in the same period last year. Pre-tax losses for the six-month period ended December 31, 2002 increased to $23.2 million from $17.9 million in the year-ago period, as higher R&D expenses associated with product development and the Applera Genomics Initiative were partially offset by higher revenue.

Last week, Abbott Laboratories (NYSE:ABT) announced plans to discontinue the manufacture of its LCx assays for chlamydia and gonorrhea, products that had been anticipated to be included in the Celera Diagnostics-Abbott alliance beginning July 1, 2003. In light of Abbott's decision, Celera Diagnostics and Abbott negotiated an amendment to their alliance agreement to provide Celera Diagnostics with ongoing compensation for profits it had expected from the sale of these products.

Other developments at Celera Diagnostics over the last three months include the following:

o In December, Celera Diagnostics received clearance from the U.S. Food and Drug Administration to market its ViroSeq(TM) HIV-1 Genotyping System as an in vitro diagnostic product. The system is being manufactured by Celera Diagnostics and distributed by Abbott Diagnostics.

o Celera Diagnostics recently initiated large-scale disease association studies in breast cancer, with the goal of identifying novel genetic markers associated with the disease. One of these studies is in collaboration with the University of California, San Francisco Comprehensive Cancer Center.

o Last week, Celera Diagnostics announced the signing of a collaborative agreement with Genomics Collaborative, Inc. supporting Celera Diagnostics' efforts to identify genetic patterns associated with rheumatoid arthritis. Celera Diagnostics now has six disease association studies underway:
     Alzheimer's disease, two in cardiovascular disease, host response, breast cancer and rheumatoid arthritis.

Celera Diagnostics Joint Venture Outlook

For fiscal 2003, Celera Diagnostics continues to anticipate end-user sales, including those from its alliance with Abbott Laboratories, to be in a range of $18 to $22 million. This outlook assumes continued demand growth, both for new products and from higher sales of existing products. For fiscal 2003, Celera Diagnostics anticipates pretax losses of $50 to $60 million and net cash use in the range of $55 to $65 million, including capital spending of approximately $10 million.

During calendar 2003, Celera Diagnostics anticipates it will launch several new products, including analyte specific reagents (ASRs) for hepatitis viral load and genotyping. In addition, Celera Diagnostics plans to commercialize new ASRs for at least two diseases, contingent upon success in its disease association studies.

Conference Call & Webcast

A conference call with Applera Corporation executives will be held January 23, 2003, at 10:00 a.m. (EDT) with investors and media to discuss these results and management's current outlook for the Company. The call will be formatted to focus on each of the Applera businesses separately, approximately at the times indicated below, although the exact timing may be different as the call will proceed without pause between segments:

 o       Applied Biosystems Group    10:00 a.m. (EDT)
 o       Celera Diagnostics          10:45 a.m.
 o       Celera Genomics Group       11:00 a.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial (+1) 706.634.4992 (code "applera") at any time from 9:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit either www.applera.com and go to the Investor Relations section of the web site, or www.celera.com and go to the Investor section. A digital recording will be available two hours after the completion of the conference call from January 23 to February 1, 2003. Interested parties should call 706.645.9291 and enter conference ID 7527541.

About Applera Corporation and Celera Genomics
Applera Corporation comprises two operating groups. The Celera Genomics Group, located in Rockville, MD, and South San Francisco, CA, is engaged principally in integrating advanced technologies to discover and develop new therapeutics. Celera intends to leverage its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets and diagnostic marker candidates, and to discover and develop new therapeutics. Its Celera Discovery SystemTM online platform, marketed exclusively through the Applied Biosystems Knowledge Business, is an integrated source of information based on the human genome and other biological and medical sources. The Applied Biosystems Group (NYSE:ABI) develops and markets instrument-based systems, reagents, software, and contract services to the life science industry and research community. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.6 billion during fiscal 2002. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of novel diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at www.applera.com, or by telephoning 800.762.6923. Information about Celera Genomics is available at www.celera.com.

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "intend," "anticipate," "should," "planned," and "potential," among others. These forward-looking statements are based on Applera Corporation's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera Genomics' businesses include but are not limited to: (1) Celera Genomics expects operating losses for the foreseeable future; (2) Celera Genomics' reliance on Applied Biosystems' emerging Knowledge Business for incremental revenues to Celera Genomics from the Celera Discovery System and Celera Genomics' related information assets; (3) Celera Genomics' and Celera Diagnostics' unproven ability to discover, develop, or commercialize proprietary therapeutic or diagnostic products, (4) the risk that clinical trials of products that Celera Genomics or Celera Diagnostics do discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (5) the uncertainty that Celera Genomics' or Celera Diagnostics' products will be accepted and adopted by the market, including the risk that that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (6) reliance on existing and future collaborations, including, in the case of Celera Diagnostics, its strategic alliance with Abbott Laboratories, which may not be successful; (7) Celera Genomics' and Celera Diagnostics' reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (8) intense competition in the industries in which Celera Genomics and Celera Diagnostics operate; (9) potential product liability or other claims against Celera Genomics or Celera Diagnostics as a result of the testing or use of their products; (10) Celera Genomics' reliance on scientific and management personnel having the training and technical backgrounds necessary for Celera Genomics' business; (11) potential liabilities of Celera Genomics related to use of hazardous materials;
(12) uncertainty of the availability to Celera Genomics and Celera Diagnostics of intellectual property protection, limitations on their ability to protect trade secrets, and the risk to them of infringement claims; (13) Celera Genomics' dependence on the operation of computer hardware, software, and Internet applications and related technology; (14) legal, ethical, and social issues which could affect demand for Celera Genomics' or Celera Diagnostics' products; (15) risks associated with future acquisitions by Celera Genomics, including that they may be unsuccessful; (16) uncertainty of the outcome of existing stockholder litigation; (17) Celera Diagnostics' limited commercial manufacturing experience and capabilities and its reliance on a single manufacturing facility; (18) Celera Diagnostics' reliance on a single supplier or a limited number of suppliers for key components of certain of its products;
(19) the risk of electricity shortages and earthquakes, which could interrupt Celera Diagnostics' and/or Celera Genomics' operations; and (20) other factors that might be described from time to time in Applera Corporation's filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Copyright(C)2003. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, Celera Diagnostics and Celera Genomics are registered trademarks of Applera

APPLERA CORPORATION
CELERA GENOMICS GROUP
COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                                Three months ended               Six months ended
                                                   December 31,                    December 31,
                                               2002              2001          2002             2001
                                           ------------     ------------     -----------    -----------
Net revenues                               $       22.9     $      35.0      $      46.5      $    62.3
Costs and expenses

  Cost of sales                                     3.7            18.0              7.1           29.9

  Research and development                         32.9            30.6             65.5           58.4

  Selling, general and administrative               7.0            13.9             14.0           26.5

  Amortization of intangible assets                 1.7             1.6              4.4            2.1

  Acquired research and development                                99.0                            99.0
                                           ------------     -----------     ------------     ----------

Operating loss                                    (22.4)         (128.1)           (44.5)        (153.6)

Loss on investments                                (0.3)                                           (0.3)

Interest income, net                                4.7             8.5              9.9           19.4

Other income (expense), net                         0.6            (1.0)            (2.6)          (1.7)

Loss from joint venture                            (9.9)           (8.5)           (23.2)         (17.9)
                                           ------------     -----------     ------------     ----------
Loss before income taxes                          (27.3)         (129.1)           (60.7)        (153.8)

Benefit for income taxes                           11.2            11.2             24.9           20.3
                                           ------------     -----------     ------------     ----------
Net loss                                   $      (16.1)         (117.9)           (35.8)        (133.5)
                                           ============     ===========     ============     ==========

Net loss per share
     Basic and diluted                     $      (0.23)    $     (1.82)    $      (0.50)    $    (2.11)

Average common shares outstanding
     Basic and diluted                       71,404,000      64,693,000       71,254,000     63,258,000

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2002
(Dollar amounts in millions except per share amounts)
(Unaudited)

                                             Applied         Celera
                                           Biosystems       Genomics        Celera
                                             Group           Group        Diagnostics     Eliminations   Consolidated
                                         ---------------  ------------   ------------     ------------   ------------
Net revenues                                 $   444.7       $    32.9       $    7.8       $   (2.4)      $  473.0

Cost of sales                                    225.8             3.7            2.2           (1.4)         230.3
                                             ---------       ---------       --------       --------       --------
Gross margin                                     218.9            19.2            5.6           (1.0)         242.7

Selling, general and administrative              101.5             7.0            2.9                         111.4

Research, development and engineering             59.2            32.9           12.6           (1.4)         103.3

Amortization of intangible assets                                  1.7                                          1.7

Other special charges                             24.3                                                         24.3
                                             ---------       ---------       --------       --------       --------
Operating income (loss)                           33.9           (22.4)          (9.9)           0.4            2.0

Loss on investments                                               (0.3)                                        (0.3)

Interest income, net                               3.0             4.7                                          7.7

Other income (expense), net                        2.5             0.6                          (0.1)           3.0

Loss from joint venture                                           (9.9)                          9.9
                                             ---------       ---------       --------       --------       --------
Income (loss) before income taxes                 39.4           (27.3)          (9.9)          10.2           12.4

Provision (benefit) for income taxes              10.2           (11.2)             a                          (1.0)
                                             ---------       ---------       --------       --------       --------
Net income (loss)                            $    29.2       $   (16.1)      $   (9.9)      $   10.2       $   13.4
                                             =========       =========       ========       ========       ========
 Net income (loss) per share
    Basic and diluted                       $    0.14       $  (0.23)

a - The tax benefit associated with the operating loss generated by Celera
    Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2001
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                               Applied        Celera
                                             Biosystems      Genomics        Celera
                                               Group           Group       Diagnostics     Eliminations  Consolidated
                                           --------------   -----------   ------------     ------------  ------------
Net revenues                                 $   411.1       $    35.0       $    1.9       $  (10.8)      $  437.2

Cost of sales                                    196.7            18.0            1.1           (9.5)         206.3
                                             ---------       ---------       --------       --------       --------

Gross margin                                     214.4            17.0            0.8           (1.3)         230.9

Selling, general and administrative               93.6            13.9            1.8                         109.3

Research, development and engineering             52.7            30.6            7.5           (2.3)          88.5

 mortization of intangible assets                                  1.6                                          1.6

Acquired research and development                  2.2            99.0                                        101.2
                                             ---------       ---------       --------       --------       --------

Operating income (loss)                           65.9          (128.1)          (8.5)           1.0          (69.7)

Interest income, net                               3.0             8.5                           0.1           11.6

Other income (expense), net                        1.0            (1.0)

Loss from joint venture                                           (8.5)                          8.5
                                             ---------       ---------       --------       --------       --------
Income (loss) before income taxes                 69.9          (129.1)          (8.5)           9.6          (58.1)

Provision (benefit) for income taxes              20.9           (11.2)              a          (6.3)           3.4
                                             ---------       ---------       --------       --------       --------
Net income (loss)                            $    49.0       $  (117.9)      $   (8.5)      $   15.9       $  (61.5)
                                             =========       =========       ========       ========       ========
Net income (loss) per share
     Basic and diluted                       $     0.23      $    (1.82)

a - The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2002
(Dollar amounts in millions except per share amounts)
(Unaudited)


                                                        Applied        Celera
                                                      Biosystems      Genomics        Celera
                                                        Group           Group       Diagnostics    Eliminations    Consolidated
                                                    -------------   ------------    -----------    ------------    ------------
Net revenues                                        $     840.6      $      46.5    $     10.8     $     (7.6)     $    890.3

Cost of sales                                             419.1              7.1           4.6           (5.6)          425.2
                                                    -----------      -----------    ----------     ----------      ----------

Gross margin                                              421.5             39.4           6.2           (2.0)          465.1

Selling, general and administrative                       199.8             14.0           5.7                          219.5

Research, development and engineering                     120.2             65.5          23.7           (2.8)          206.6

Amortization of intangible assets                                            4.4                                          4.4

Other special charges                                      24.3                                                          24.3
                                                    -----------      -----------    ----------     ----------      ----------

 Operating income (loss)                                   77.2            (44.5)        (23.2)           0.8            10.3

 Loss on investments                                                        (0.3)                                        (0.3)

 Interest income, net                                       6.2              9.9                                         16.1

 Other income (expense), net                                3.5             (2.6)                                         0.9

 Loss from joint venture                                                   (23.2)                        23.2
                                                    -----------      -----------    ----------     ----------      ----------

 Income (loss) before income taxes                         86.9            (60.7)        (23.2)          24.0            27.0

 Provision (benefit) for income taxes                      23.5            (24.9)            a            2.9             1.5
                                                    -----------      -----------    ----------     ----------      ----------

 Income (loss) from continuing operations                  63.4            (35.8)        (23.2)          21.1            25.5

 Loss from discontinued operations,
  net of income taxes                                     (16.4)                                                        (16.4)
                                                    -----------      -----------    ----------     ----------      ----------
Net income (loss)                                   $      47.0      $     (35.8)   $    (23.2)    $     21.1      $   $  9.1
                                                    ===========      ===========    ==========     ==========      ==========

Income (loss) from continuing operations per share

    Basic and diluted                               $     0.30       $     (0.50)

Loss from discontinued operations per share

Basic and diluted                                   $    (0.08)      $        --

Net income (loss) per share

    Basic and diluted                               $     0.22       $     (0.50)

a - The tax benefit associated with the operating loss generated by Celera
    Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2001
(Dollar amounts in millions except per share amounts)
(Unaudited)

                                               Applied         Celera
                                             Biosystems       Genomics        Celera
                                                Group          Group        Diagnostics     Eliminations   Consolidated
                                            ------------    -----------    ------------     ------------   -----------
Net revenues                                 $   777.7            62.3       $    3.7          (18.7)           825.0

Cost of sales                                    376.1            29.9            2.6          (15.8)           392.8
                                             ---------       ---------       --------       --------         --------

Gross margin                                     401.6            32.4            1.1           (2.9)           432.2

Selling, general and administrative              185.4            26.5            4.5                           216.4

Research, development and engineering            105.0            58.4           14.5           (4.9)           173.0

Amortization of intangible assets                  2.1                                                            2.1

Acquired research and development                  2.2            99.0                                          101.2
                                             ---------       ---------       --------       --------         --------

Operating income (loss)                          109.0          (153.6)         (17.9)           2.0            (60.5)

Interest income, net                               6.3            19.4                                           25.7

Other income (expense), net                                       (1.7)                                          (1.7)

Loss from joint venture                                          (17.9)                         17.9
                                             ---------       ---------       --------       --------         --------

Income (loss) before income taxes                115.3          (153.8)         (17.9)          19.9            (36.5)

Provision (benefit) for income taxes              34.1           (20.3)             a           (5.8)             8.0
                                             ---------       ---------       --------       --------         --------
Net income (loss)                            $    81.2       $  (133.5)      $  (17.9)      $   25.7         $  (44.5)
                                             =========       =========       ========       ========         ========

Net income (loss) per share

     Basic and diluted                       $    0.38       $   (2.11)

a - The tax benefit associated with the operating loss generated by Celera
    Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics' losses.